UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2014

ECO-STIM ENERGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	31104	20-8203420
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2930 W. Sam Houston Pkwy N., Suite 275, Houston, TX	77043
(Address of principal executive offices)	(Zip Code)

281-531-7200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On July 14, 2014, in accordance with the Securities Purchase Option Agreement (the “Option Agreement”), dated May 28, 2014 by and between Eco-Stim Energy Solutions, Inc. (the “Company”) and ACM Emerging Markets Master Fund I, L.P. (“ACM”) previously announced on the current report on Form 8-K, dated June 4, 2014, ACM completed the purchase of 1,333,333 shares of common stock of the Company, at a price of $6.00 per share, for an aggregate purchase price of $8,000,000. The offering was exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Regulation D of that act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 9, 2014, Mr. Thomas E. Hardisty resigned from the Board of Directors (the “Board”) of the Company. Mr. Hardisty had been a member of the nominating committee and compensation committee of the Board. Mr. Hardisty’s resignation occurred in connection with the need to create a vacancy on the Board in order to provide ACM the ability to appoint two additional directors pursuant to the Amended and Restated Bylaws of the Company, a copy of which can be found as an exhibit to the current report on Form 8-K dated June 4, 2014. Mr. Hardisty will remain as a Board observer and an advisor to the company. A copy of Mr. Hardisty’s resignation letter is attached hereto as Exhibit 99.2.

On July 9, 2014 and pursuant to our Amended and Restated Bylaws, the Board appointed Mr. Lap Chan as a director of the Company, filling a vacancy created by an increase in the number of directors from seven to eight and Mr. John Yonemoto as a director of the Company, filling a vacancy created by the resignation of Mr. Hardisty.

Effective July 9, 2014, the Board appointed Carlos Fernandez as the Company’s Executive Vice President-Corporate Business Development and General Manager Latin America.

Mr. Fernandez, age 57, has served as a member of the Board of our Company and its predecessors since December 2011. He has 35 years of experience in the oil and gas industry and over 30 years of experience in various executive management and sales positions. From January 2010 to present, he has worked as General Manager - Latin America for NEOS GeoSolutions, a silicon valley backed oilfield technology company. From April 2006 to November 2009, he served as Senior Vice President Business Development for 3DGeo. From 1996 to 2006, he served as General Manager - Latin America for Paradigm Geophysical. From 1990 to 1995, Mr. Fernandez served as President of Petroleum Information Argentina. From 1979 through 1990, he held various leadership positions with seismic technology and computing companies such as Silicon Graphics.

Mr. Fernandez has no family relationships with any of the Company’s directors or executive officers.

We previously maintained a consulting agreement with Mr. Fernandez that was terminated on July 1, 2014. Pursuant to the consulting agreement, Mr. Fernandez provided services to us as an independent consultant with respect to our sales, marketing and business development in Latin America. Mr. Fernandez was paid $10,000 a month for his services.

On July 1, 2014, the Company entered into an employment agreement with Mr. Fernandez (the “Employment Agreement”). The Employment Agreement provides for a term of employment through June 30, 2016, with a renewal provision that automatically extends the term of Fernandez’s employment for an additional year unless either party provides written notice of non-renewal. Pursuant to the Employment Agreement, we pay Mr. Fernandez a base salary of $200,000 per year for his service as the Executive Vice President-Corporate Business Development and General Manager Latin America. Mr. Fernandez is also eligible to receive a discretionary bonus to be determined by the Board, within its sole discretion, up to a maximum of 50% of his base salary. The Company will also grant Mr. Fernandez options to purchase 75,000 shares of the Company’s common stock, at a price of $6.00 per share, vesting in four equal semi-annual installments over two years.

2

Mr. Fernandez’s employment is at-will and either the Company or Mr. Fernandez may terminate Mr. Fernandez’s employment at any time, and for any reason or for no reason. If we terminate Mr. Fernandez’s employment without “cause” (as such term is defined in the Employment Agreement), or if Mr. Fernandez terminates his employment with us for “good reason” (as such term is defined in the Employment Agreement), then Mr. Fernandez is entitled to (a) his base salary accrued to the date of his termination and any unreimbursed business expenses, (b) an amount equal to the greater of the compensation required for the remaining term of this Employment Agreement or one year of base salary, and (c) full vesting of all unvested restricted stock or stock options outstanding. Payment of items (b) and (c) is contingent upon the execution of a release by Mr. Fernandez on a form provided by us.

Pursuant to the Employment Agreement, Mr. Fernandez is restricted from competing with us or soliciting our customers or our employees during Mr. Fernandez’s employment and for six months after the termination of Mr. Fernandez’s employment (for whatever reason). The Employment Agreement also contains customary confidentiality provisions.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Item 8.01 Other Events.

On July 9, 2014, the Company issued a press release announcing the closing of the option exercise by ACM. A copy of the press release is being furnished as Exhibit 99.1 to this report and is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 9, 2014.

99.2	Resignation Letter of Mr. Hardisty dated July 8, 2014

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO-STIM ENERGY SOLUTIONS, INC.

	By:	/s/ Jon Christopher Boswell
Jon Christopher Boswell
President and Chief Executive Officer

Date: July 15, 2014

4